Exhibit 99.2

AMN HEALTHCARE ANNOUNCES PRICING OF SENIOR NOTES OFFERING

SAN DIEGO – (September 23, 2016) – AMN Healthcare Services, Inc. (NYSE: AHS) announced today that its subsidiary, AMN Healthcare, Inc. (the “Company”), priced its previously announced private offering of senior notes due 2024 (the “Senior Notes”) and increased the offering size from $300 million to $325 million. The Senior Notes will bear an interest rate of 5.125% per annum and will be issued at 100.00% of their face value. The Senior Notes will be guaranteed by the Company’s affiliates that guarantee the Company’s credit facilities.

The Company intends to use the proceeds from the private offering to (i) repay (1) $138.4 million of certain existing term loan indebtedness under the Company’s credit facilities, and (2) $182.5 million under the revolving portion of its credit facilities and (ii) pay fees and expenses related to the offering.

The offering is expected to close October 3, 2016, subject to satisfaction of customary closing conditions.

The Senior Notes will be offered to persons reasonably believed to be qualified institutional buyers to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside of the United States in compliance with Regulation S under the Securities Act. The Senior Notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About AMN Healthcare

AMN Healthcare is the leader and innovator in healthcare workforce solutions and staffing services to healthcare facilities across the nation. The Company provides unparalleled access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN delivers managed services programs, healthcare executive search solutions, vendor management systems, recruitment process outsourcing, predictive modeling, medical coding and consulting, and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities and many other healthcare settings.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, such as the anticipated closing date of the offering, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and its other periodic reports as well as the Company’s current and other reports filed from time to time with the Securities and Exchange Commission. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated.

Contact:

David Erdman

Director, Investor Relations

866.861.3229